Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of October 26, 2009, setting forth by month the number of individual smoking and health cases against PM USA that are scheduled for trial through the end of 2009.

2009

Individual Smoking & Health

November (0)

December (0)

Engle-Progeny

October (1)

November (0)

December (0)

As of October 26, 2009, no Engle-progeny cases were in trial. One Engle-progeny case is scheduled to begin on October 28, 2009.